Exhibit 99.1

March 6, 2018

TransEnterix, Inc. Reports Operating Results for the Fourth Quarter and Full Year 2017

RESEARCH TRIANGLE PARK, N.C.—(BUSINESS WIRE)— TransEnterix, Inc. (NYSE American:TRXC), a medical device company that is digitizing the interface between the surgeon and the patient to improve minimally invasive surgery, today announced its operating and financial results for the fourth quarter and full year 2017.

Recent Highlights

•	Thus far in the quarter ending March 31, 2018, the Company has sold two Senhance Systems

•	In January of 2018, the Company filed a FDA 510(k) submission to expand the indications for use of the Senhance System, potentially doubling the Senhance System’s total addressable procedures

•	During the quarter ended December 31, 2017, the Company sold two Senhance Systems, including its first in the U.S.

•	As of December 31, 2017, the Company had cash and restricted cash of approximately $97.6 million

•	On December 18, 2017, the Company announced the sale of its SurgiBot assets, providing the Company with proceeds of at least $29 million as well as the option to commercialize the SurgiBot outside of China.

•	On October 13, 2017, the Company received U.S. FDA 510(k) clearance for the Senhance System for use in colorectal and gynecologic laparoscopic surgery

“We made incredible progress during 2017, including the receipt of 510(k) clearance for the Senhance, the establishment of a global sales infrastructure, generating commercial momentum, and solidifying our balance sheet, ” said Todd M. Pope, President and CEO at TransEnterix. “As we look to 2018, our focus is driving the commercial adoption of Senhance globally by leveraging our sales infrastructure, expanding our instrument offerings, broadening Senhance’s indications for use, and obtaining additional regulatory approvals in key geographies.”

Commercial and Clinical Update

Thus far in the quarter ending March 31, 2018, the Company has sold two Senhance Systems. Both of these sales have come from sales to end user hospitals by distributors in the Company’s EMEA (Europe, Middle East, and Africa) region.

In January of 2018, the Company filed a 510(k) submission with the FDA to expand the indication for use of the Senhance System to include laparoscopic hernia and gallbladder surgery. The Senhance System is currently cleared for use in the U.S. for laparoscopic colorectal and laparoscopic gynecologic surgery, accounting for approximately 1.5 million procedures in the U.S. annually. Upon clearance, we anticipate these additional indications would bring the Senhance System’s total addressable procedures in the U.S. to approximately 3 million.

During the quarter ended December 31, 2017, the Company sold two Senhance Systems for total revenue of approximately $3.4 million.

The Company’s U.S. sales team currently includes 17 professionals.

On December 18, 2017, the Company announced that it had entered into an agreement to advance the SurgiBot System towards global commercialization. The agreement provides the Company with proceeds of at least $29 million, of which $7.5 million was received in December of 2017. This agreement transfers ownership of the SurgiBot System assets, while the Company retains the option to distribute or co-distribute the SurgiBot system outside of China.

Fourth Quarter Financial Highlights

For the three months ended December 31, 2017, the Company reported revenue of $3.4 million, primarily related to the sale of two Senhance Systems during the quarter, as compared to revenue of $53 thousand in the three months ended December 31, 2016.

For the three months ended December 31, 2017, total operating expenses were $17.8 million, as compared to $14.4 million in the three months ended December 31, 2016.

For the three months ended December 31, 2017, net loss was $76.2 million, or $0.40 per share, as compared to a net loss of $14.0 million, or $0.12 per share, in the three months ended December 31, 2016.

For the three months ended December 31, 2017, adjusted net loss was $14.1 million, or $0.08 per share, as compared to an adjusted net loss of $13.6 million, or $0.12 per share in the three months ended December 31, 2016, after adjusting for non-cash charges related to amortization of intangible assets, change in fair value of contingent consideration, change in fair value of warrant liabilities, and restructuring and other charges.

Full Year Financial Highlights

For the full year ended December 31, 2017, the Company reported revenue of $7.1 million, primarily related to revenue recognized on the sale of four Senhance Systems.

For the full year ended December 31, 2017, total operating expenses were $62.3 million, as compared to $124.1 million for the full year ended December 31, 2016.

For the full year ended December 31, 2017, net loss was $144.8 million, or $0.97 per share, as compared to a net loss of $120.0 million, or $1.07 per share, for the full year ended December 31, 2016.

For the full year ended December 31, 2017, adjusted net loss was $51.2 million, or $0.35 per share, as compared to $45.1 million, or $0.41 per share in the full year ended December 31, 2016, after adjusting for non-cash charges related to amortization of intangible assets, change in fair value of contingent consideration, change in fair value of warrant liabilities, inventory write-down related to restructuring, restructuring and other charges, and goodwill impairment.

The Company had cash and restricted cash of approximately $97.6 million as of December 31, 2017.

Conference Call

TransEnterix, Inc. will host a conference call on Tuesday, March 6, 2018 at 4:30 PM ET to discuss its fourth quarter and full year 2017 operating and financial results. To listen to the conference call on your telephone, please dial (844) 804-5261 for domestic callers or (612) 979-9885 for international callers and reference conference ID 7694988 approximately ten minutes prior to the start time. To access the live audio webcast or archived recording, use the following link http://ir.transenterix.com/events.cfm. The replay will be available on the Company’s website.

About TransEnterix

TransEnterix is a medical device company that is digitizing the interface between the surgeon and the patient to improve minimally invasive surgery by addressing the clinical and economic challenges associated with current laparoscopic and robotic options in today’s value-based healthcare environment. The Company is focused on the commercialization of the Senhance™ Surgical System, which digitizes laparoscopic minimally invasive surgery. The system allows for robotic precision, haptic feedback, surgeon camera control via eye sensing and improved ergonomics while offering responsible economics. The Senhance Surgical System is available for sale in the US, the EU and select other countries. For more information, visit www.transenterix.com.

Non-GAAP Measures

The Adjusted Net Loss and Adjusted Net Loss per Share presented in this press release are non-GAAP measures. The adjustments relate to amortization of intangible assets, change in fair value of contingent consideration, change in fair value of warrant liabilities, inventory write-down related to restructuring, restructuring and other charges, and goodwill impairment. These financial measures are presented on a basis other than in accordance with U.S. generally accepted accounting principles (“Non-GAAP Measures”). In the tables that follow under “Reconciliation of Non-GAAP Measures,” we present Adjusted Net Loss and Adjusted Net Loss per Share, reconciled to their comparable GAAP measures. These items are adjusted because they are not operational or because these charges are non-cash or non-recurring and management believes these adjustments are meaningful to understanding the Company’s performance during the periods presented. These Non-GAAP Measures should be considered a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

Forward-Looking Statements

This press release includes statements relating to the Senhance Surgical System and our retained rights following the sale of the SurgiBot assets and our current regulatory and commercialization plans for the Senhance System. These statements and other statements regarding our future plans and goals constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations and include whether the expansion of the indications for use of the Senhance System will be approved, and whether upon clearance the Senhance System’s total addressable procedures in the U.S. will more than double to approximately three million procedures, and whether we will be able to achieve our objectives of driving commercial adoption of Senhance globally by leveraging our sales infrastructure, expanding our instrument offerings, broadening the Senhance System’s indications for use and obtaining incremental regulatory approvals in key geographies. For a discussion of the risks and uncertainties associated with TransEnterix’s business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 6, 2017 and our other filings we make with the SEC, including the Form 10-K for the year ended December 31, 2017 expected to be filed in March 2018. You are cautioned not to place undue reliance on these forward looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

TransEnterix, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenue	$3,398	$53	$7,111	$1,519
Cost of revenue	3,500	38	6,727	1,069

Gross (loss) profit	(102)	15	384	450

Operating Expenses
Research and development	5,175	7,513	21,989	29,273
Sales and marketing	5,536	3,588	17,536	9,151
General and administrative	3,587	2,886	12,275	10,813
Amortization of intangible assets	2,714	1,655	7,858	6,967
Change in fair value of contingent consideration	800	(1,218)	2,026	482
Issuance costs for warrants	—	—	627	—
Inventory write-down related to restructuring	—	—	—	2,565
Restructuring and other charges	—	(21)	—	3,064
Goodwill impairment	—	—	—	61,784

Total Operating Expenses	17,812	14,403	62,311	124,099

Operating Loss	(17,914)	(14,388)	(61,927)	(123,649)

Other Expense
Change in fair value of warrant liabilities	(58,521)	—	(83,734)	—
Interest expense, net	(678)	(390)	(2,135)	(1,889)
Other (expense) income	(6)	(30)	(300)	35

Total Other Expense, net	(59,205)	(420)	(86,169)	(1,854)

Loss before income taxes	$(77,119)	$(14,808)	$(148,096)	$(125,503)
Income tax benefit	963	816	3,300	5,523

Net loss	$(76,156)	$(13,992)	$(144,796)	$(119,980)

Other comprehensive loss
Foreign currency translation gain (loss)	1,282	(4,802)	10,797	(2,603)

Comprehensive loss	$(74,874)	$(18,794)	$(133,999)	$(122,583)

Net loss per share – basic and diluted	$(0.40)	$(0.12)	$(0.97)	$(1.07)

Weighted average common shares outstanding – basic and diluted	190,648	115,151	148,744	112,185

TransEnterix, Inc.

Consolidated Balance Sheets

(in thousands, except share amounts)

(Unaudited)

	December 31,	December 31,
	2017	2016
Assets
Current Assets
Cash and cash equivalents	$91,217	$24,165
Accounts receivable, net	1,536	621
Inventories	10,817	7,883
Interest receivable	80	12
Other current assets	9,344	5,335

Total Current Assets	112,994	38,016

Restricted cash	6,389	10,425
Accounts receivable, net of current portion	—	266
Property and equipment, net	6,670	5,772
Intellectual property, net	52,638	37,090
In-process research and development	—	15,920
Goodwill	71,368	68,697
Other long term assets	192	63

Total Assets	$250,251	$176,249

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$3,771	$3,984
Accrued expenses	10,974	8,206
Deferred revenue	1,088	—
Deferred gain on sale of SurgiBot assets	7,500	—
Contingent consideration – current portion	719	10,502
Notes payable—current portion, net of debt discount	4,788	7,997

Total Current Liabilities	28,840	30,689
Long Term Liabilities
Contingent consideration – less current portion	11,699	12,298
Notes payable—less current portion, net of debt discount	8,385	4,995
Warrant liabilities	14,090	—
Net deferred tax liabilities	8,389	10,397

Total Liabilities	71,403	58,379
Commitments and Contingencies
Stockholders’ Equity
Common stock $0.001 par value, 750,000,000 shares authorized at December 31, 2017 and 2016, respectively; 199,282,003 and 115,781,030 shares issued at December 31, 2017 and 2016, respectively; and 199,282,003 and 115,687,351 shares outstanding at December 31, 2017 and 2016, respectively	199	115
Additional paid-in capital	621,261	426,609
Accumulated deficit	(447,640)	(302,844)
Treasury stock at cost, 0 and 93,679 shares at December 31, 2017 and 2016, respectively	—	(241)
Accumulated other comprehensive income (loss)	5,028	(5,769)

Total Stockholders’ Equity	178,848	117,870

Total Liabilities and Stockholders’ Equity	$250,251	$176,249

TransEnterix, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Twelve Months Ended December 31,
	2017	2016
Operating Activities
Net loss	$(144,796)	$(119,980)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation	2,486	1,942
Amortization of intangible assets	7,858	6,967
Amortization of debt discount and debt issuance costs	510	177
Stock-based compensation	7,078	5,033
Non-employee warrant awards	838	—
Common stock issued for services	—	116
Inventory write-down related to restructuring	—	2,565
Non-cash restructuring and other charges	—	2,556
Goodwill impairment	—	61,784
Deferred tax benefit	(3,300)	(5,562)
Loss on extinguishment of debt	308	—
Change in fair value of warrant liabilities	83,734	—
Change in fair value of contingent consideration	2,026	482
Changes in operating assets and liabilities, net of effect of acquisition:
Accounts receivable	(381)	(1,041)
Interest receivable	23	(6)
Inventories	(2,981)	(6,647)
Other current and long term assets	(3,348)	(1,528)
Accounts payable	(531)	(356)
Accrued expenses	2,093	1,112
Deferred revenue	1,088	—
Deferred gain on sale of SurgiBot assets	7,500	—

Net cash and cash equivalents used in operating activities	(39,795)	(52,386)

Investing Activities
Purchase of property and equipment	(1,566)	(1,361)
Purchase of intellectual property	(425)	—

Net cash and cash equivalents used in investing activities	(1,991)	(1,361)

Financing Activities
Payment of debt	(13,343)	(6,902)
Proceeds from issuance of debt and warrants, net of issuance costs	13,005	—
Payment of contingent consideration	(7,181)	(1,182)
Proceeds from issuance of common stock and warrants, net of issuance costs	77,579	58,029
Taxes paid related to net share settlement of vesting of restricted stock units	(168)	(168)
Proceeds from exercise of stock options and warrants	34,479	166

Net cash and cash equivalents provided by financing activities	104,371	49,943

Effect of exchange rate changes on cash and cash equivalents	431	(55)

Net increase (decrease) in cash, cash equivalents and restricted cash	63,016	(3,859)
Cash, cash equivalents and restricted cash, beginning of period	34,590	38,449

Cash, cash equivalents and restricted cash, end of period	$97,606	$34,590

Supplemental Disclosure for Cash Flow Information
Interest paid	$899	$1,289
Supplemental Schedule of Noncash Investing and Financing Activities
Transfer of inventory to property and equipment	$1,258	$3,198
Issuance of common stock as contingent consideration	$5,227	$—
Relative fair value of warrants issued with debt	$300	$—
Reclass of warrant liability to common stock and additional paid in capital	$78,359	$—
Transfer of in-process research and development to intellectual property	$17,913	$—
Cashless exercise of warrants	$149	$—

TransEnterix, Inc.

Reconciliation of Non-GAAP Measures

Adjusted Net Loss and Net Loss per Share

(in thousands except per share amounts)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
(Unaudited, U.S. Dollars, in thousands)
Net loss	$(76,156)	$(13,992)	$(144,796)	$(119,980)
Adjustments
Amortization of intangible assets	2,714	1,655	7,858	6,967
Change in fair value of contingent consideration	800	(1,218)	2,026	482
Change in fair value of warrant liabilities	58,521	—	83,734	—
Inventory write-down related to restructuring	—	—	—	2,565
Restructuring and other charges	—	(21)	—	3,064
Goodwill impairment	—	—	—	61,784

Adjusted net loss	$(14,121)	$(13,576)	$(51,178)	$(45,118)

	Three months ended December 31,		Twelve months ended December 31,
(Unaudited, per diluted share)	2017	2016	2017	2016
Net loss per share	$(0.40)	$(0.12)	$(0.97)	$(1.07)
Adjustments
Amortization of intangible assets	0.01	0.01	0.05	0.06
Change in FV – Contingent Consideration	(0.00)	(0.01)	0.01	0.00
Change in fair value of warrant liabilities	0.31	—	0.56	—
Inventory write-down related to restructuring	—	—	—	0.02
Restructuring and other charges	—	(0.00)	—	0.03
Goodwill impairment	—	—	—	0.55

Adjusted net loss per share	$(0.08)	$(0.12)	$(0.35)	$(0.41)

The non-GAAP financial measures for the three and twelve months ended December 31, 2017 provide management with additional insight into its results of operations and are calculated using the following adjustments:

a)	Intangible assets that are amortized consist of developed technology and purchased patent rights recorded at cost and amortized over 5 to 10 years.

b)	Contingent consideration in connection with the acquisition of the Senhance System in 2016 is recorded as a liability and is the estimate of the fair value of potential milestone payments related to business acquisitions. Contingent consideration is measured at fair value using a discounted cash flow model utilizing significant unobservable inputs including the probability of achieving each of the potential milestones and an estimated discount rate associated with the risks of the expected cash flows attributable to the various milestones. Significant increases or decreases in any of the probabilities of success or changes in expected timelines for achievement of any of these milestones would result in a significantly higher or lower fair value of these milestones, respectively, and commensurate changes to the associated liability. The contingent consideration is revalued at each reporting period and changes in fair value are recognized in the consolidated statements of operations and comprehensive loss.

c)	The Company’s Series A Warrants and Series B Warrants are measured at fair value using a simulation model which takes into account, as of the valuation date, factors including the current exercise price, the expected life of the warrant, the current price of the underlying stock, its expected volatility, holding cost and the risk-free interest rate for the term of the warrant. The warrant liability is revalued at each reporting period and changes in fair value are recognized in the consolidated statements of operations and comprehensive loss

d)	The inventory write-down was related to restructuring as a result of the Company’s decision to reprioritize its efforts to focus on commercialization and regulatory clearance of the Senhance System. The Company implemented a restructuring plan in the 2016 second quarter.

e)	The restructuring and other charges were a result of the Company’s decision to reprioritize its efforts to focus on commercialization and regulatory clearance of the Senhance System.

f)	The goodwill impairment was due to the negative FDA response on the SurgiBot System in April 2016 which obligated the Company to conduct an impairment analysis of the goodwill during the 2016 second quarter. A significant input to this analysis was that the Company’s market value fell below its book value during the 2016 second quarter.

For TransEnterix, Inc.

Investors:

Mark Klausner, +1 443-213-0501

invest@transenterix.com

or

Media:

Joanna Rice, +1 951-751-1858

joanna@greymattermarketing.com